UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 22, 2015 (Date of earliest event reported)
ImmuCell Corporation (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	001-12934 (Commission File Number)	01-0382980 (IRS Employer Identification Number)

56 Evergreen Drive Portland, Maine (Address of principal executive offices)		04103 (Zip Code)
207-878-2770 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 22, 2015, ImmuCell Corporation (the "Company") entered into a loan agreement with TD Bank N.A. in the amount of $2,500,000. By entering into an interest rate swap agreement, the Company effectively converted a floating interest rate based on the London Interbank Offered Rate to the fixed rate of 4.38%. Principal and interest payments are due monthly based on a 20-year amortization schedule, with a balloon principal payment of approximately $1,550,000 due in ten years. The loan and the Company’s obligations under the interest rate swap are secured by a mortgage on the Company’s real property, which recently appraised for approximately $4,180,000, and a security interest in the Company’s other assets. The Company must adhere to certain financial covenants set forth in the Amended and Restated Loan Agreement related to its net worth and operating results relative to its levels of indebtedness and debt service costs, respectively. The Company’s failure to comply with these covenants, to make timely payments of principal and interest, or otherwise to comply with the terms of its agreements with TD Bank N.A. would entitle the lender to accelerate the maturity of such debt and demand repayment in full.

The Mortgage Loan Note and the Amended and Restated Loan Agreement issued in connection with this event are attached as Exhibit 99.1and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

The information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCELL CORPORATION

Dated: September 24, 2015	By:	/s/Michael F Brigham
Michael F. Brigham President, Chief Executive Officer and Principal Financial Officer

2

Exhibit Index

Exhibit No.	Description

EX-99.1	Mortgage Loan Note of ImmuCell Corporation dated September 21, 2015

EX-99.2	Amended and Restated Loan Agreement dated September 21, 2015

3